As filed with the Securities and Exchange Commission on July 1, 1994
                                                 Registration No. ______________
________________________________________________________________________________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                        --------------------------------
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              M.D.C. HOLDINGS, INC.
            --------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Delaware                                  84-0622967
- --------------------------------                  --------------------
(State or Other Jurisdiction of                   (I.R.S. Employer
 Incorporation or Organization)                    Identification No.)

          3600 South Yosemite Street, Suite 900, Denver, Colorado 80237
       -------------------------------------------------------------------
             (Address of Principal Executive Offices)          (Zip Code)


              M.D.C. HOLDINGS, INC. EMPLOYEE EQUITY INCENTIVE PLAN
              M.D.C. HOLDINGS, INC. DIRECTOR EQUITY INCENTIVE PLAN
                                       AND
                       CERTAIN NON-STATUTORY STOCK OPTIONS
                       -----------------------------------
                            (Full Title of the Plan)

                          Spencer I. Browne, President
                              M.D.C. Holdings, Inc.
                      3600 South Yosemite Street, Suite 900
                             Denver, Colorado 80237
                   -------------------------------------------
                     (Name and address of agent for service)

                                  (303)773-1100
         ---------------------------------------------------------------
          (Telephone number, including area code, of agent for service)


                                    Copy to:

     Daniel S. Japha, Esq.                        Paris G. Reece III
     General Counsel - Corporate                  Vice President and
     M.D.C. Holdings, Inc.                        Chief Financial Officer
     3600 South Yosemite Street                   M.D.C. Holdings, Inc.
     Suite 900                                    3600 South Yosemite Street
     Denver, Colorado 80237                       Suite 900
                                                  Denver, Colorado  80237

                          ----------------------------

     The Exhibit Index may be found on Page 32 of the sequentially numbered copy of this Registration Statement.


- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------



                         CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------
                                   Proposed       Proposed
                                   Maximum        Maximum
Title of            Amount         Offering       Aggregate      Amount of
Securities to       to be          Price Per      Offering       Registration
be Registered       Registered     Share (1)      Price (1)          Fee
- -------------       ----------     ---------      ---------      ------------
Common Stock         2,904,000     $5.6875        $16,516,500    $5,161.41
$0.01 par value(2)     Shares

- --------------------------------------------------------------------------------

Common Stock           250,000     $5.6875        $ 1,421,875    $  444.34
$0.01 par value(3)     Shares

- --------------------------------------------------------------------------------
Total                3,154,000       XXX          $17,938,375    $5,605.75
                       Shares

- --------------------------------------------------------------------------------

(1) The calculation of the registration fee is based upon the average of the closing high and low sales prices of M.D.C. Holdings, Inc.'s (the "Company") common stock as quoted by the New York Stock Exchange on June 24, 1994.

(2) Issuable upon exercise of Incentive Stock Options and Non-Statutory Options pursuant to the Company's Employee Equity Incentive Plan and Director Equity Incentive Plan.

(3) Issuable upon exercise of a Non-Qualified Stock Option pursuant to the Non-Qualified Stock Option Agreement, as amended.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


PROSPECTUS
                              M.D.C. HOLDINGS, INC.

                          COMMON STOCK, $.01 PAR VALUE

                        1,445,000 Shares of Common Stock
                    Acquired Under the M.D.C. Holdings, Inc.
                       Employee Equity Incentive Plan, the
              M.D.C. Holdings, Inc. Director Equity Incentive Plan
                     and Certain Non-Statutory Stock Options


     This Prospectus relates to the resale by certain employees, officers and directors (hereafter sometimes referred to collectively as the "Selling Stockholders" and individually as a "Selling Stockholder") of M.D.C. Holdings, Inc., a Delaware corporation (the "Company"), of shares of the Company's Common Stock, $.01 par value, acquired, or which may be acquired in the future, pursuant to the Company's Employee Equity Incentive Plan and Director Equity Incentive Plan or pursuant to a Non-Statutory Stock Option granted in connection with the employment of a consultant who is currently an employee of the Company (the "Shares"). The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

     The Common Stock of the Company is traded on the New York Stock Exchange ("NYSE") and the Pacific Stock Exchange ("PSE") where prices are reported under the symbol "MDC." On June 24, 1994, the last reported sale price for the Common Stock on the NYSE was $5.875 per share.

     All expenses relating to the distribution of the shares are to be borne by the Company, other than commissions, concessions and discounts of underwriters, dealers or agents of the Selling Stockholders.

     See "Risk Factors" for a description of certain risks involved in the purchase of the Shares.

                                 ---------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 ---------------



     The Selling Stockholders directly or through agents, dealers or underwriters may sell the Shares from time to time on terms to be determined at the time of sale. The aggregate proceeds to the Selling Stockholders from the sale of the Shares sold by them pursuant to this Prospectus will be the purchase price of such Shares less any commissions. See "Plan of Distribution." Each of the Selling Stockholders reserves the sole right to accept or to reject, in whole or in part, any proposed purchase of its Shares.

     The Selling Stockholders, and any underwriters, dealers or agents that participate with the Selling Stockholders in the distribution of the Shares, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") , and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for indemnification arrangements between the Company and the Selling Stockholders.


                                 ---------------

                   The date of this Prospectus is July 1, 1994

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-8 under the Securities Act, with respect to the Shares offered hereby. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the schedules and exhibits thereto, to which reference hereby is made. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions.

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected, without charge, at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional office at 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10007. Any interested party may obtain copies of such materials at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. In addition, such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York and the Pacific Stock Exchange, 115 Sansome Street, Suite 1104, San Francisco, California.

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. REFERENCES HEREIN TO "MDC" OR THE "COMPANY," UNLESS OTHERWISE INDICATED, REFER TO M.D.C. HOLDINGS, INC. AND ITS SUBSIDIARIES.

                                   THE COMPANY

     The Company is a national home builder with major operations in Colorado, northern Virginia and suburban Maryland (collectively "Mid-Atlantic")and northern California, and smaller operations in Arizona, Nevada and southern California. Principally through HomeAmerican Mortgage Corporation ("HomeAmerican"), a wholly-owned subsidiary, the Company originates mortgage loans for its home buyers and for others. HomeAmerican also purchases loans originated by unaffiliated loan correspondents. To a substantially lesser extent, the Company owns and manages portfolios of mortgage-related assets.

     In its home building segment, the Company's strategy is to build quality homes at affordable prices. The Company, as the general contractor, supervises the development and construction of all of its projects and employs subcontractors for site development and home construction. The Company emphasizes the building of single-family homes generally for the first-time and move-up buyer. Homes are constructed according to basic designs based on customer preferences in the location in which they are built. Single-family homes are built and sold by the Company's subsidiaries using the name Richmond American Homes and Richmond Homes.

     HomeAmerican is a Federal Housing Administration, Veterans Administration, Federal National Mortgage Association and Federal Home Loan Mortgage Corporation authorized mortgage loan originator. Substantially all of the mortgage loans originated by HomeAmerican are sold to private investors. HomeAmerican initially retains the right to service these mortgage loans selling the servicing at a later date, usually in bulk.

     The Company's asset management operations (collectively, the "asset management segment"), among other things, enable MDC to (i) manage the day-to-day operations of two national securities exchange-listed real estate investment trusts; (ii) own interests ("CMO" Ownership Interests") in issuances of collateralized mortgage obligations ("CMO bonds"); and (iii) own interests in various other investments. The Company currently does not expect to acquire additional CMO Ownership Interests in the future, except to the extent attractive opportunities may be identified. As a result, future income from the asset management segment primarily will be dependent on management fees.

     The Company is a Delaware corporation originally incorporated in Colorado in 1972. The principal executive offices of the Company are located at 3600 South Yosemite Street, Suite 900, Denver, Colorado 80237, and its telephone number is (303)773-1100.

                                  RISK FACTORS

     See "Rick Factors" for a discussion of certain risks involved in the purchase of the Shares.

                                  THE OFFERING

Shares offered hereby ....    Up to 1,445,000 shares of the Company's Common
                              Stock, $.01 par value per share.

Trading ..................    The Common Stock of the Company is traded on the
                              NYSE and the PSE where prices are reported under the symbol "MDC."




                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)


                           THREE MONTHS ENDED
                                March 31,                        Year Ended December 31,
                           ------------------   ---------------------------------------------------------
                            1994        1993        1993        1992        1991        1990        1989
                           ------      ------      ------      ------      ------      ------      ------
INCOME STATEMENT DATA:

Revenues . . . . . . .    $168,693    $115,885    $652,076    $511,568    $422,232    $512,695    $724,075


Income (loss)
from continuing
operations . . . . . .       3,806         915      10,056       4,765     (12,903)    (11,954)    (90,091)

Income (loss) from
continuing operations
per primary common
share. . . . . . . . .    $    .19    $    .04    $    .45    $    .22    $   (.62)   $   (.63)   $  (5.66)

                                        5


                                 March 31,                            December 31,
                                             -----------------------------------------------------------

                                  1994        1993        1992        1991         1990         1989
                                 ------      ------      ------      ------       ------       ------
BALANCE SHEET DATA:

Total assets . . . . . . .      $733,224    $776,866    $858,944    $1,316,793   $1,477,146   $1,663,726


Total Debt(1). . . . . . .       329,570     345,676     325,835       350,776      411,291      515,179

Stockholders' equity . . .       178,270     175,854     164,182       160,488      157,261      150,474

- -------------

(1) Excludes CMO bond indebtedness.

                                  RISK FACTORS

     Prospective investors should carefully consider the following factors in addition to the other information set forth in this Prospectus before making an investment in the Shares offered hereby.

LEVERAGE

     The home building industry is capital intensive. The Company finances a substantial portion of its land acquisition and residential construction activities through the incurrence by its subsidiaries of secured indebtedness and, as a result, the Company is highly leveraged. As of March 31, 1994, the Company's total indebtedness (excluding CMO bond indebtedness) was $329,570,000 and the Company's debt-to-equity ratio was approximately 1.85 to 1. In addition, agreements governing certain indebtedness permit the Company to incur significant additional indebtedness. Although the Company expects to generate sufficient cash flow from operations to meet its debt service obligations, the ability of the Company to meet its obligations will depend upon the future performance of the Company and will be subject to financial, business and other factors affecting the business and operations of the Company, including general economic conditions.

HOLDING COMPANY ISSUER

     Most of the operations of the Company are conducted through, and most of the Company's assets are held by, its subsidiaries, and, therefore, the Company is dependent on the cash flow of its subsidiaries to meet its debt obligations. Except to the extent the Company may itself be a creditor with recognized claims against its subsidiaries, all claims of creditors and holders of preferred stock of the subsidiaries will have priority with respect to the assets of such subsidiaries over the claims of creditors and equity holders of the Company. At March 31, 1994, the Company's subsidiaries had $181,268,000 aggregate principal amount of indebtedness and liquidation preference of preferred stock outstanding. Instruments governing certain indebtedness of the Company's subsidiaries contain restrictions on transfer of funds from such subsidiaries to the Company.

THE HOME BUILDING INDUSTRY

     The home building industry is affected significantly by changes in economic conditions, the supply of homes, changes in governmental regulation (including uncertainties involving the entitlement process in the improvement of undeveloped land), increases in real estate taxes, energy costs and costs of materials and labor, the availability and cost of suitable land, environmental factors, weather and the availability of financing at rates and on terms acceptable to home builders and home buyers. Beginning in 1992 through October 1993, home mortgage interest rates declined to their lowest levels in 25 years to an average of 6.7% on a 30-year, fixed-rate mortgage. From October 1993 to May 1994, these rates have increased to as high as 9%. Increases in mortgage interest rates adversely affect the Company's home building and mortgage lending segments. Higher mortgage interest rates (i) may reduce the demand for homes and home mortgages; and (ii) generally will reduce home mortgage refinancing activity. With the recent increases in mortgage interest rates relative to levels in 1993, the Company, consistent with the rest of the industry in general, has experienced a major decline in refinancing activity in its mortgage lending operations. These events have affected adversely the spot mortgage loan originations and the amount of mortgage loans purchased through correspondents by the Company's mortgage lending segment, although increased originations from the Company's home building operations have offset to a significant degree these declines. The Company is unable to predict the extent to which current or future increases in mortgage interest rates will adversely affect the Company's operating activities and results of operations.

     The housing industry is cyclical and significantly is affected by prevailing economic conditions. The Company's business and earnings are dependent in large part on its Colorado and Mid-Atlantic markets. The Colorado market was affected adversely beginning in 1986 through 1991 by weaknesses in the state economy as well as by weaknesses in the housing industry in this market. The Company experienced an increase in the number of new contracts for the purchase of homes in Colorado beginning in 1991 which has continued through March 31, 1994. There can be no assurance that the Company will be able to maintain or increase this level of new sales contracts or deliver an increasing number of homes in the future in its Colorado market. From late 1988 through 1990, the Company's Mid-Atlantic market was affected adversely by weaknesses in the housing industry in this market. The Company experienced an increase in the number of new contracts for the purchase of homes in its Mid-Atlantic market in 1991 which has continued through March 31, 1994, primarily due to (i) moderate growth in the region's economy; (ii) an increase in the total number of subdivisions in which the Company is operating; and (iii) the reduction in mortgage interest rates which began in 1991 and continued through October 1993. There can be no assurance that the Company will be able to maintain or increase this level of new sales contracts or deliver an increasing number of homes in the future in its Mid-Atlantic market.

     The adoption, in August 1989, of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), as well as the national "credit crunch" that commenced in mid-1989, and the enactment in August 1991 of the Federal Deposit Insurance Corporation Improvements Act of 1991, affected adversely the ability of home builders to acquire and develop land into finished sites for homes. FIRREA, among other things, has reduced the amount of resources thrifts allocate to acquisition, development and construction loans, which has affected, and in the future may affect, adversely the Company's ability to acquire and develop new properties and develop its current land inventory into finished sites suitable for the construction of homes.

REGULATORY AND ENVIRONMENTAL FACTORS

     The Company is subject to continuing compliance with various federal, state and local statutes, ordinances, rules and regulations, including, among others, environmental, zoning and land use ordinances, building, plumbing and electrical codes, contractors' licensing laws and health and safety regulations and laws. Various localities in which the Company operates have imposed (or may in the future impose) fees on developers to fund, among other things, schools, road improvements and low and moderate income housing.

     From time to time, various municipalities in which the Company operates, particularly in California and Nevada, restrict or place moratoriums on the availability of water and sewer taps. Additionally, certain jurisdictions in which the Company operates (particularly in California) have proposed or enacted growth initiatives restricting the number of building permits available in any given year. Although no assurance can be given as to future conditions or future governmental action, in general, the Company believes that it has, or under existing agreements and regulations ultimately can obtain, an adequate number of water and sewer taps and building permits for its inventory of land and land held for development. The Company's general policy is to acquire finished building sites and land for development only in areas which have, or will have upon completion of development, the availability of building permits, access to utilities and other municipal service facilities necessary for anticipated development requirements. Generally, the zoning of land is suitable for its intended use when acquired.

     The home building operations of the Company also are affected by environmental considerations pertaining to, among other things, availability of water, municipal sewage treatment capacity, land use, hazardous waste disposal, naturally occurring radioactive materials, building materials, population density and preservation of the natural terrain and vegetation (collectively, "Environmental Laws"). The particular Environmental Laws which apply to any given home building project vary greatly according to the site's location, environment conditions and present and former uses. These Environmental Laws may result in delays, may cause the Company to incur substantial compliance and other costs and may prohibit or severely restrict home building activity in certain environmentally-sensitive regions or areas.

COMPETITION

     The real estate industry is fragmented and highly competitive.

In each of its markets, the Company competes with numerous home builders, subdivision developers and land development companies (a number of which build nationwide). Home builders not only compete for customers, but also for, among other things, desirable financing, raw materials and skilled labor. In a number of its markets, the Company competes with home builders that are substantially larger and have greater financial resources than the Company. Competition for home sales is based, among other factors, on price, style, financing provided to prospective purchasers, location, quality, warranty service and general reputation in the community.

     The mortgage industry is fragmented and highly competitive. In each of the areas in which it originates loans, HomeAmerican competes with numerous banks, thrifts and mortgage bankers, many of which are larger and have greater financial resources than HomeAmerican. Competition is based, among other factors, on pricing, loan terms and underwriting criteria.

AFFILIATED TRANSACTIONS

     The Company has entered into several transactions with affiliates, including Larry A. Mizel, the Company's Chairman of the Board of Directors and Chief Executive Officer, David D. Mandarich, Executive Vice President-Real Estate and a director of the Company, and other members of the Board of Directors. Material transactions between the Company and its officers and directors are subject to review by the Company's Board of Directors. Such review includes a review of the fairness of the transaction or an independent appraisal.

THRIFT INVESTIGATIONS

     The Company understands that investigations are being conducted by Federal grand juries and other government agencies in various states with regard to the failures of a number of thrifts with which MDC had business transactions during the period 1983 through mid-1988. The Company and its affiliates have received and responded to subpoenas requesting documents and information in connection with certain investigations and may in the future receive additional inquiries or subpoenas. No indictments or charges have been brought against the Company or any of its officials by any grand jury investigating the failure of any savings and loan institutions. Although the Company believes there is no basis for the imposition against the Company or its officials of criminal or civil liability in connection therewith, were any indictment or charge to be brought against the Company, there could be a material adverse effect upon the Company's financial position and liquidity.

TAX MATTERS

     M.D.C. Holdings, Inc. and its wholly-owned subsidiaries file a consolidated federal income tax return (the "MDC Consolidated Return"). Richmond Homes, Inc. I ("Richmond Homes") and its subsidiaries filed (or will file) separate consolidated federal income tax returns (the "Richmond Homes Consolidated Returns") from its inception (December 28, 1989) through the date Richmond Homes was merged into a wholly-owned subsidiary of MDC (February 2, 1994).

     The Internal Revenue Service (the "IRS") has completed its examination of the MDC Consolidated Returns for the years 1984 through 1987 and has proposed certain adjustments to the taxable income reflected in such returns. A substantial portion of the proposed adjustments concern the characterization of $22,000,000 in gains on sales of property held for investment, which were reported as capital gains. Certain of the other proposed adjustments would shift the recognition of certain items of income and expense from one year to another ("Timing Adjustments"). To the extent taxable income is increased by proposed Timing Adjustments, taxable income may be reduced by a corresponding amount in other years, nevertheless the Company would incur an interest charge as a result of such adjustment. The Company currently is protesting many of these proposed adjustments through the IRS appeals process and believes that the amount of these adjustments will be reduced as a result. In the opinion of management, adequate provision has been made for the additional income taxes and interest which may arise as a result of the proposed adjustments.

     The IRS currently is examining the MDC Consolidated Returns for the years 1988 through 1990 and the Richmond Homes Consolidated Returns for the years 1989 and 1990. No reports have been issued by the IRS in connection with these examinations. In the opinion of management, adequate provision has been made for additional income taxes and interest which may result from these examinations.

                              SELLING STOCKHOLDERS

     1,445,000 of the shares of Common Stock covered by this Prospectus are being offered by the Selling Stockholders identified in the table below. Such shares have been, or may be acquired, by the Selling Stockholders pursuant to the exercise of options granted under the Company's Employee Equity Incentive Plan (the "Employee Plan") or the Company's Director Equity Incentive Plan (the "Director Plan"); the Employee Plan and the Director Plan are sometimes hereafter collectively referred to as the "Plans") or the exercise of a certain Non-Statutory Stock Option (the "Non-Statutory Option"). For further information with respect to the Plans and the Non-Statutory Option, see the Registration Statement of the Company (the "Registration Statement") of which this Prospectus is a part. The following table sets forth certain information, as of June 24, 1994, with respect to the Selling Stockholders and the shares of Common Stock offered hereby:

                              Shares owned      Amount to        To be
        Name and              prior to this     be offered    owned after
position with the Company     offering (1)       hereunder    this offering(4)
- -------------------------     -------------     ----------  --------------------

                                                                        Percent
                                                              Shares    of class
                                                              ------    --------
Larry A. Mizel, Chairman of     4,173,602         350,000   3,823,602      20.1%
the Board of Directors
and Chief Executive Officer (2)

Spencer I. Brown, President       625,599         350,000     275,599       1.4%
and Chief Operating Officer
and Director

David D. Mandarich, Executive   1,415,738         600,000     815,738       4.3%
Vice President, Real Estate
and a Director (3)

Steven J. Borick, Director         75,000          25,000      50,000        *

Gilbert Goldstein, Director       190,151          25,000     165,151        *

William B. Kemper, Director        85,000          25,000      60,000        *

                                       12


                              Shares owned      Amount to        To be
        Name and              prior to this     be offered    owned after
position with the Company     offering (1)       hereunder    this offering(4)
- -------------------------     -------------     ----------  --------------------

Arthur R. Lehl,                   -0-             10,000            *
Chief Information Officer

Daniel S. Japha, General          -0-             20,000            *
Counsel-Corporate

Jack W. Davidson,                 -0-             20,000            *
Executive Vice President
Northern California Division
Richmond American Homes of
California, Inc.

Robert T. Shiota                  -0-             20,000            *
Vice President/Division
Manager (Southern California Div.)
Richmond American Homes of
California, Inc.

- ---------------------

*    Represents less than one percent of the outstanding shares of Common Stock.

(1) Includes shares of Common Stock which may be purchased upon the exercise of all currently exercisable options and those exercisable within 60 days of the date of this Prospectus.

(2) Includes 5,000 shares held jointly by Mr. Mizel's wife and her brother and sister, 1,115 shares owned by Mr. Mizel's minor children and 405,314 shares of Common Stock with respect to which Mr. Mizel may be considered the "beneficial owner," as defined under the Exchange Act, because he is a beneficiary of certain trusts which own all of the outstanding stock of CVentures, Inc., a corporation which controls the voting of these shares of Common Stock. Mr. Mizel is a director and officer of CVentures, Inc. Also includes 194,032 shares of Common Stock owned by certain trusts for the benefit of Mr. Mizel and certain members of his immediate family, over which shares Mr. Mizel does not exercise voting control, although he has a limited power of appointment allowing him to direct the trustee to gift all or a portion of such shares to any person other than himself, members of his family or a creditor. Mr. Mizel disclaims beneficial ownership of the 194,032 shares.

(3) David D. Mandarich was elected as Executive Vice President-Real Estate of the Company in April 1993 and appointed a director of the Company in March
     1994. From April 1989 to April 1993, Mr. Mandarich served as a consultant to the Company. Includes 250,000 shares that were issued in connection with the Consulting Agreement dated April 6, 1989.

(4)  Assumes the sale of all shares offered hereby.

                              PLAN OF DISTRIBUTION

     The Company is unaware of any plan of distribution of any of the Selling Stockholders with respect to the resale of the shares of Common Stock offered hereby, but believes that those shares may from time to time be offered for sale either directly by the Selling Stockholders or by their pledgees, donees, transferees, or other successors in interest. Such sales may be made on the New York Stock Exchange ("NYSE") or the Pacific Stock Exchange, Incorporated ("PSE"), in the over-the-counter market, or in privately negotiated transactions. Sales of such shares on the NYSE, PSE or in the over-the-counter market may be by means of one or more of the following: (a) a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a dealer as principal and resale by such dealer for its account pursuant to this Prospectus; (c) distribution on the NYSE or PSE in accordance with the rules of the NYSE or PSE; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Selling Stockholders may pay commissions or allow discounts to any brokers or dealers participating in the resale of the shares offered hereby, which commissions or discounts will be at the customary rates of such brokers for similar transactions. Those shares will be sold at market prices prevailing at the time of sale or at negotiated prices. As of the date of this Prospectus, the Company is not aware of any agreements, arrangements or understandings which have been entered into between any of the Selling Stockholders and any broker or dealer with respect to the sale of any of the shares of Common Stock to be offered hereby. In effecting such sales, each Selling Stockholder and brokers through whom such securities are sold may be deemed to be "underwriters" as that term is defined in Section 2(11)of the Securities Act of 1933, as amended, and any discounts, concessions or commissions received by any such person may be deemed to be underwriting discounts or commissions under the Act.

     Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with an underwriter, broker or dealer for the sale of shares through a secondary distribution or a purchase by an underwriter, broker or dealer, a supplemented prospectus will be filed, if required, disclosing such of the following information as the Company believes appropriate: (i) the name of each such Selling Stockholder and of the participating underwriter, broker or dealer; (ii) the number of shares involved;
(iii) the price at which such shares were sold; (iv) the commissions paid or discounts or concessions allowed to such underwriter, broker or dealer and (v) other facts material to the transaction.

     The Company does not believe that the Shares offered will materially affect the Company's ability to raise further capital.


                           DESCRIPTION OF COMMON STOCK

     The Company has authorized 100,000,000 shares of common stock, $.01 par value (the "Common Stock").

COMMON STOCK

     At June 24, 1994, 19,020,000 shares of the Common Stock were issued and outstanding. Holders of shares of Common Stock are entitled to one vote for each share held of record on matters submitted to a vote of stockholders. Holders of shares of the Common Stock do not have cumulative voting rights in the election of directors to the Company's Board of Directors, which is divided into three classes, with members of each class serving a three-year term.

     A vote by the holders of a majority of shares of the Common Stock present at a meeting at which a quorum is present is necessary to take action, except for certain extraordinary matters which require the approval of the holders of 80% of the outstanding shares of voting stock. In addition, certain Business Combinations (as defined in the Company's Certificate of Incorporation, as amended (the "Certificate") but generally, a merger or consolidation of the Company with any holder (directly or indirectly) of more than 10% of the outstanding shares of voting stock of the Company (an "Interested Stockholder") or certain related parties; the sale or other disposition by the Company of any assets or securities to an Interested Stockholder involving assets or securities having a value of $15,000,000 or more than 15% of the book value of the total assets or 15% of the stockholders' equity of the Company; the adoption of any plan or proposal for the liquidation or dissolution of the Company or for any amendment to the Company's Bylaws; or any reclassification of securities, recapitalization, merger with a subsidiary or ther transaction which has the effect of increasing an Interested Stockholder's roportionate ownership of the capital stock of the Company) involving the Company and an Interested Stockholder must be approved by the holders of 80% of the shares of outstanding voting stock, unless approved by a majority of Continuing Directors (as defined in the Certificate) or unless certain minimum price and procedural requirements are met. In the case of any Business Combination involving payments to holders of shares of the Common Stock, the fair market value per share of such payments would have to be at least equal to the highest value determined under the following alternatives: (i) the highest price per share of the Common Stock paid by or on behalf of the Interested Stockholder during the two years prior to the public announcement of the proposed Business Combination (the "Announcement Date") or in the transaction in which it became an Interested Stockholder, whichever is higher; and (ii) the fair market value per share of the Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder, whichever is higher. "Fair market value" is defined in the Certificate to mean, in the case of exchange-listed or NASDAQ-quoted stock, the highest closing price or closing bid in the 30 days preceding the date in question, and, in the case of other property, the fair market value as determined by a majority of the Continuing Directors.

     Subject to the preferences applicable to any then outstanding shares of preferred stock of the Company, holders of shares of Common Stock are entitled to dividends when and as declared by the Board of Directors of the Company from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities. The shares of Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. All issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

                                  LEGAL MATTERS

     Certain matters with respect to the legality of the issuance of the Shares offered hereby will be passed upon for the Company by Daniel S. Japha, Esq., General Counsel-Corporate.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1993, have been so incorporated in reliance on the report of Price Waterhouse, independent accounts, given on the authority of said firm as experts in auditing and accounting.

     With respect to the unaudited condensed consolidated balance sheet of M.D.C. Holdings, Inc. and subsidiaries as of March 31, 1994, and the related condensed consolidated statements of income and of cash flows for the three-month periods ended March 31, 1994 and 1993 incorporated by reference in this Prospectus, Price Waterhouse has not carried out any significant or additional audit tests beyond those which would have been necessary if their report had not been included. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse is not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited consolidate financial information because that report is not a

"report" or a "part" of the registration statement prepared or certified by Price Waterhouse within the meaning of section 7 and 11 of the Act.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Prospectus incorporates by reference documents which are not presented herein or delivered herewith. Copies of any such documents filed by the Company, including exhibits to such documents, are available upon request, and without charge, from M.D.C. Holdings, Inc., 3600 South Yosemite Street, Suite 900, Denver, Colorado 80237, Attention: Daniel S. Japha, Esq. General Counsel-Corporate (telephone (303)773-1100).

     The following documents, which have been filed by the Company with the Commission, are hereby incorporated by reference in this Prospectus excluding those portions not deemed filed:

     (i)       Annual Report on Form 10-K for the fiscal year ended December 31,
               1993;

     (ii) Form 10-K/A-1 dated April 13, 1994 amending the Annual Report on Form 10-K for the fiscal year ended December 31, 1993;

     (iii) Quarterly Report on Form 10-Q dated May 16, 1994 for the three months ended March 31, 1994;

     (iv)      Current Report on Form 8-K dated January 11, 1994;

     (v)       Current Report on Form 8-K dated March 23, 1994;

     (vi) Proxy Statement dated May 25, 1994 relating to the 1994 Annual Meeting of Stockholders, as supplemented June 6, 1994.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents, excluding those portions of such documents not deemed filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is modified to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                     COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Delaware law and MDC's Bylaws permit indemnification of MDC's officers, directors and controlling persons against certain liabilities (including liabilities under the Securities Act) they may incur in such capacities. In general, directors may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding if the actions resulting in such liabilities: (i) were taken in good faith; (ii) were reasonably believed to be in or not opposed to the Company's best interest; and (iii) with respect to any criminal action, the person to be indemnified had no reasonable grounds to believe the actions were unlawful. In the event an officer, director or controlling person is successful in defending a proceeding, indemnification of expenses is required. Unless the person seeking indemnification is successful on the merits, indemnification may ordinarily be granted only upon a determination by members of the Board who are not parties to the proceeding, by independent legal counsel, or by vote of stockholders that the applicable standard of conduct was met or if a determination is made by the Delaware Court of Chancery or the court in which the action or suit was brought that the person is reasonably entitled to indemnity. Delaware law also provides that a Company may indemnify any officers, directors or controlling persons to a greater extent than described above, if provided for under any bylaw, resolution of stockholders, or disinterested directors, or otherwise. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act, and is therefore unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Registrant with the Securities and Exchange Commission, are hereby incorporated by reference into this Registration Statement.

     (a)  Annual Report on Form 10-K for the fiscal year ended December 31,
          1993.

     (b) Form 10-K/A-1 dated April 13, 1994 amending the Annual Report on Form 10-K for the fiscal year ended December 31, 1993.

     (c)  Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

     (d) Proxy Statement dated May 25, 1994 relating to the 1994 Annual Meeting of Stockholders, as supplemented June 6, 1994.

     (e) The description of the Registrant's $.01 par value common stock is contained in the Form 8-A dated July 22, 1986.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, except those portions of such documents not deemed filed, shall be deemed to be incorporated by reference into this Registration Statement and shall be a part hereof from the date of such filing.

Item 4.   DESCRIPTION OF SECURITIES

     No information is required to be furnished hereunder because the Registrant's common stock is registered under Section 12 of the Securities Exchange Act of 1934.

Item 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

     The opinion as to the legality of the securities being registered of Daniel
S. Japha, Esq. who is employed full time by the Registrant as General Counsel-Corporate, is filed as an exhibit to this Registration Statement. Mr. Japha has no substantial interest in the Registrant as defined in instructions to Item 509 of Regulation S-K.

Item 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Eighth of the Registrant's Certificate of Incorporation and Article VIII of the Registrant's bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. A summary of the circumstances in which such indemnification is provided for is contained below, but that description is qualified in its entirety by reference to Article Eighth of the Registrant's Certificate of Incorporation, Article VIII of the Registrant's By-Laws and the relevant section of the Delaware General Corporation Law.

     Section 145 of the Delaware General Corporation Law, in general, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding other than an action by or in the right of the corporation) to which the person was a party by reason of such status. Such indemnity may be provided if the person's actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to the corporation's best interest; and (iii) with respect to any criminal action, the person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

     Indemnification in connection with a proceeding by or in the right of the corporation in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys' fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in or not opposed to the corporation's best interest and must not have been adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of the corporation, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

     Section 145 further provides that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, (including attorneys' fees) actually and reasonably incurred in connection with the proceeding.

     Delaware law authorizes a corporation to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding, in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to the corporation a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by the corporation.

     The statutory section cited above further specifies that any provisions for indemnification or advances for expenses does not exclude other rights under the corporation's Certificate of Incorporation, Bylaws, resolutions of its stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

     The statutory provision cited above also grants the power to a corporation to purchase and maintain insurance policies which protect any director, officers, employee or agent against any liability asserted against or incurred by them in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it. No such policies providing protection against liabilities imposed under the securities laws have been obtained by the Registrant.

     The Delaware General Corporation Law and Article Eighth of the Registrant's Certificate of Incorporation, under certain circumstances provide that the Registrant's directors will not be personally liable to the Registrant for monetary damages for breach of fiduciary duty. A summary of the circumstances in which such exoneration is provided is contained below, but that description is qualified in its entirety by reference to Article Eighth of the Registrant's Certificate of Incorporation and the relevant Sections of the Delaware General Corporation Law.

     In general, the Delaware General Corporation Law provides that any director of a corporation shall not be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation to its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any personal benefit. If the Delaware General Corporation Law is amended to further eliminate or limit the personal liability of directors after adoption by a corporation of this provision, then the liability of a director of a corporation shall be eliminated or limited to the fullest extent permitted by the amended Delaware General Corporation Law.

Item 7.   EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable.

Item 8.   EXHIBITS

EXHIBIT NO.         DESCRIPTION

    4.1 M.D.C. Holdings, Inc. Employee Equity Incentive Plan (incorporated herein by reference to Exhibit A of the Company's Proxy Statement dated May 14, 1993 relating to the 1993 Annual Meeting of Stockholders)*

    4.2 M.D.C. Holdings, Inc. Director Equity Incentive Plan (incorporated herein by reference to Exhibit B of the Company's Proxy Statement dated May 14, 1993 relating to the 1993 Annual Meeting of Stockholders)*

    4.3(a)          Form of Employee Incentive Stock Option

    4.3(b)          Form of Employee Non-Statutory Option

    4.3(c)          Form of Director Non-Statutory Option

    4.4 Form of Consulting Agreement between David D. Mandarich and the Registrant dated as of April 6, 1989 (incorporated by reference to Exhibit 10.19(c) to the Company's Annual Report on Form 10-K for the year ended December 31, 1988)*

    4.5 Non-Qualified Stock Option Agreement, as amended

    5 Opinion of Daniel S. Japha, Esq. as to legality of securities being registered

    23.1            Consent of Price Waterhouse, Certified Public Accountants

    23.2 Consent of Daniel S. Japha, Esq. (filed as part of Exhibit 5 above)

- -----------
* Incorporated herein by reference.

Item 9.   UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

          (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly
authorized, in the City of Denver, State of Colorado, on July    , 1994.

                                             M.D.C. Holdings, Inc.


                                             By:________________________________
                                                Larry A. Mizel,
                                                Chairman of the Board and
                                                Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and/or directors of M.D.C. Holdings, Inc., by virtue of their signatures appearing below, hereby constitute and appoint Larry A. Mizel, Spencer I. Browne and Paris
G. Reece III, or any one of them, with full power of substitution, as attorney-in-fact in their names, places and steads to execute any and all amendments to this Registration Statement on Form S-8 in capacities set forth opposite their names on the signature page thereof and hereby ratify all that said attorney-in-fact may do by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                          TITLE                    DATE



____________________          Chairman of the           ___________, 1994
Larry A. Mizel                Board of Directors
                              and Chief Executive
                              Officer

____________________          President and Chief       ___________, 1994
Spencer I. Browne             Operating Officer


____________________          Executive Vice            ___________, 1994
David D. Mandarich            President - Real
                              Estate and Director


____________________          Vice President,           ___________, 1994
Paris G. Reece III            Secretary, Treas-
                              urer and Chief
                              Financial Officer
                              (principal finan-
                              cial and account-
                              ing officer)


____________________          Director                  ___________, 1994
Steven J. Borick


____________________          Director                  ___________, 1994
Gilbert Goldstein


____________________          Director                  ___________, 1994
William B. Kemper


____________________          Director                  ___________,1994
Herbert T. Buchwald

                                  EXHIBIT INDEX


EXHIBIT NO.         DESCRIPTION

    4.1 M.D.C. Holdings, Inc. Employee Equity Incentive Plan (incorporated herein by reference to Exhibit A of the Company's Proxy Statement dated May 14, 1993 relating to the 1993 Annual Meeting of Stockholders)*

    4.2 M.D.C. Holdings, Inc. Director Equity Incentive Plan (incorporated herein by reference to Exhibit B of the Company's Proxy Statement dated May 14, 1993 relating to the 1993 Annual Meeting of Stockholders)*

    4.3(a)          Form of Employee Incentive Stock Option

    4.3(b)          Form of Employee Non-Statutory Option

    4.3(c)          Form of Director Non-Statutory Option

    4.4 Form of Consulting Agreement between David D. Mandarich and the Registrant dated as of April 6, 1989 (incorporated by reference to Exhibit 10.19(c) to the Company's Annual Report on Form 10-K for the year ended December 31, 1988)*

    4.5             Non-Qualified Stock Option Agreement, as amended

    5 Opinion of Daniel S. Japha, Esq. as to legality of securities being registered

    23.1            Consent of Price Waterhouse, Certified Public Accountants

    23.2 Consent of Daniel S. Japha, Esq. (filed as part of Exhibit 5 above)

- ------------
* Incorporated herein by reference.